UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 11, 2011

Preferred Apartment Communities, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	333-168407	27-1712193
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia	30339
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 818-4100

_____________________ (Former name or former address, if changed since last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On April 6, 2011, Trail Creek Apartments, LLC, a wholly owned subsidiary of Preferred Apartment Communities Operating Partnership, L.P. ("PAC-OP"), entered into a Reinstatement and Second Amendment to Purchase and Sale Agreement (the "Purchase Agreement") with Oxford Trail JV, LLC to acquire a fee simple interest in a 204 unit apartment community on approximately 16.92 acres in Hampton, Virginia (the "Oxford Trail Apartments") for a purchase price of $23.5 million, exclusive of acquisition-related and financing-related transaction costs.  The purchase price was determined in an open-market bidding process.  Preferred Apartment Communities, Inc. (the "Company") is the general partner of, and owner of a 99.99% interest in, PAC-OP.  Williams Realty Fund I, LLC, a greater than 10% stockholder of the Company, is an approximately 10% owner of Oxford Trail JV, LLC.  There are currently seven other apartment communities in the area we believe are competitive with Oxford Trail Apartments, five of which are located within two to three miles of Oxford Trail Apartments. All of the leased space at Oxford Trail Apartments consists of residential leases ranging from an initial term of three months to one year. Oxford Trail Apartments was 97.3% leased at December 2010 and had an average annual rental rate per unit of $12,528 at December 2010.  We do not currently plan to make any capital improvements to the property.

All the leased space is residential with leases ranging from an initial term of three months to one year.  The average historical occupancy rate (determined by the total number of units actually occupied at the specified point in time indicated) for the last five years is as follows:

At December 31, 2010	97.3%
At December 31, 2009	94.8%
At December 31, 2008	92.1%
At December 31, 2007	69.3%
At December 31, 2006	7.2%

No tenants occupy 10% or more of Oxford Trail Apartments.

The average historical effective net annual rental rate per unit (including any tenant concessions and abatements) at the property is as follows:

Year ending December 31, 2010	$12,528
Year ending December 31, 2009	$12,336
Year ending December 31, 2008	$12,360
Year ending December 31, 2007	$11,808
Year ending December 31, 2006	$12,180

Property taxes paid on Oxford Trail Apartments for the fiscal year ended December 31, 2010 were $240,893.  Oxford Trail Apartments was subject to a tax rate of 1.04% of its assessed value.

We expect that the initial basis in the property for federal income tax purposes will be equal to the purchase price.  We plan to depreciate the property for federal income tax purposes on a straight-line basis using an estimated useful life of 27.5 years.

The material terms of the Purchase Agreement provide for:  (i) an initial deposit of $1,000,000, which became non-refundable on April 11, 2011; (ii) a due diligence period that expired on April 11, 2011; and (iii) a closing date to occur on April 29, 2011, unless the parties mutually agree otherwise.  The Purchase Agreement also contains additional covenants, representations and warranties that are customary of real estate purchase and sale agreements.  Therefore, the Company can give no assurance that the transaction will be consummated.

The Company expects to fund the acquisition with proceeds from its initial public offering and concurrent private placement transaction and from planned debt financing.  In connection with the acquisition, Trail Creek Apartments, LLC entered into a rate lock agreement for a non-recourse first mortgage loan (the "Loan") on the property from Freddie Mac at approximately 65% of the total purchase price of the property, or approximately $15.3 million.  In connection with the rate lock agreement, Trail Creek Apartments, LLC paid a fee equal to 2% of the anticipated proceeds of the Loan, or approximately $305,500, which payment will be reimbursed at the closing of the Loan.  The Loan will have a 30-year amortization period, mature in seven years, and will bear interest on a floating rate with a spread of 2.80% per annum over 30-day LIBOR.  The Loan will require monthly installments of interest only through the first three years and monthly installments of principal and interest throughout the remainder of the stated term.  The Loan will only be secured by Oxford Trail Apartments and there will be no guaranties by the Company or PAC-OP.  The Loan will mature in May 2018, at which time the balance of approximately $14.3 million will be due on the Loan, assuming no prior principal prepayment on the Loan.

Additional information regarding the proposed acquisition, Oxford Trail Apartments, is set forth in Exhibit 99 to this current report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

The financial statements required by Item 9.01(a) are currently being prepared. The Company will file the required financial statements under the cover of Form 8-K/A as soon as practicable but not later than June 24, 2011, which is 71 calendar days after the latest date on which this initial Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) is currently being prepared. The Company will file the required pro forma financial information under the cover of Form 8-K/A as soon as practicable but not later than June 24, 2011, which is 71 calendar days after the latest date on which this initial Current Report on Form 8-K is required to be filed.

(d)	Exhibits.

99	Supplement No. 1, dated April 15, 2011 to the Preferred Apartment Communities, Inc. Prospectus dated March 31, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREFERRED APARTMENT COMMUNITIES, INC. (Registrant)

Date: April 15, 2011	By:	/s/ John A. Williams
John A. Williams
President and Chief Executive Officer

EXHIBIT INDEX

99	Supplement No. 1, dated April 15, 2011 to the Preferred Apartment Communities, Inc. Prospectus dated March 31, 2011